                                                                    EXHIBIT 99.1

NEWS RELEASE                                                                TALX
--------------------------------------------------------------------------------


                                                 Contact: Craig N. Cohen
                                                          Phone:  314-214-7000
                                                          E-mail: cnc@talx.com

                    TALX DELAYS FILING OF 10-Q TO ACCOMMODATE
               ACCOUNTING RESTATEMENTS AND AUDIT COMMITTEE REVIEW


         ST. LOUIS, Mo. (November 14, 2002) - TALX Corporation (NASDAQ: TALX) announced today that it will file a Form 12B-25 with the Securities and Exchange Commission delaying the filing of its quarterly report on Form 10-Q for the fiscal second quarter ended September 30 to accommodate certain financial restatements and to allow its audit committee to review related matters.

         One of the restatements relates to recent guidance from the SEC staff concerning accounting for service transactions in many industries, which in TALX's case will affect certain items in the Human Resources and Benefits Application Services and Work Number Services revenue lines. The other restatement, which TALX previously said it had under consideration, relates to the accounting treatment of a patent technology license in 2001 and certain bonus payments for executive officers that were expensed in the quarter ended June 30, 2001.

         In a related development, the company has been notified by the SEC staff that it intends to recommend to the full commission an enforcement action with respect to the patent technology and bonus payment transactions against the company, William W. Canfield, President and Chief Executive Officer, and Craig
N. Cohen, Vice President and Chief Financial Officer. The company believes that the staff's proposed enforcement action is unnecessary and unwarranted and will vigorously oppose their current recommendation.

         TALX said its Form 10-Q will be filed upon (1) completion of a review into the accounting matters described below by a special committee of the audit committee, comprised of independent directors, with the assistance of outside counsel and (2) the completion of its independent auditors' quarterly review. These are expected to be completed in an expeditious manner.

         The company has considered recent guidance from the SEC staff concerning the accounting for service transactions across many industries, and will restate certain revenue in the Human Resources and Benefits Application Services and Work Number Services revenue lines. This guidance requires, for certain TALX contracts, revenues to be recognized on a straight-line basis over the contract period. Previously, the company had consistently recorded revenues as services were provided. The company has not yet determined the effect of this restatement, but it is expected to reduce revenues and earnings in the fiscal year ended March 31, 2001 and increase revenues and earnings in the fiscal year ended March 31, 2002 and the six months ended September 30, 2002. The company will disclose the effect of this restatement when the amounts are determined.

         As previously announced, the impact of the restatement related to the patent technology license agreement and certain executive bonus payments was to reduce earnings for the quarter and year ended March 31, 2001, by approximately $1.1 million, and to increase earnings over the following 10-year period by the same dollar amount.

         The SEC's review of the license agreement accounting focused on $1.6 million paid in connection with the patent technology license entered into with Ronald A. Katz Technology Licensing, L.P. and A2D, L.P. in March 2001, which had been recorded as an intangible asset and was being amortized over a 10-year period. The Company has decided to expense the entire amount in the March 2001 quarter. Certain bonus payments to the executive officers, recommended by the compensation committee and approved by the board of directors on May 15, 2001, totaling approximately $158,000, had been reflected as an expense related to the quarter ended June 30, 2001 and the company has now expensed these bonus payments in the March 31, 2001 quarter. The Company is not aware of any other accounting matters that the Securities and Exchange Commission is reviewing.

         Additionally, the company identified a miscalculation in computing the weighted average shares outstanding used for the computation of diluted earnings per share. The weighted average shares used in computing the diluted earnings per share are as follows:

                                   As Restated

               1st Qtr       2nd Qtr       3rd Qtr      4th Qtr         Year
              ----------    ----------    ----------   ----------    ----------
Fiscal 2003   14,399,979    14,237,195                               14,318,587
Fiscal 2002   11,409,587    12,592,057    14,468,025   14,499,913    13,481,683
Fiscal 2001   10,866,364    10,930,813    11,175,945   10,336,701    11,068,583

                            As Previously Disclosed

               1st Qtr       2nd Qtr       3rd Qtr      4th Qtr         Year
              ----------    ----------    ----------   ----------    ----------
Fiscal 2003   14,166,757    14,057,164                               14,111,961
Fiscal 2002   10,918,572    12,592,057    14,049,056   14,097,402    13,021,313
Fiscal 2001   10,446,309    10,448,098    10,555,882   10,658,398    10,527,172

         TALX Corporation is a leading Business Process Outsourcer (BPO) for payroll data-centric services. TALX holds a leadership position in two key employment-related services - automated employment and income verification services via The Work Number(R) and unemployment cost management services via UC eXpress(SM). TALX is also a leading provider of automated benefits enrollment services and a provider of automated time entry services. Based in St. Louis, Missouri, TALX Corporation's common stock trades on the NASDAQ Stock Market(R) under the symbol TALX. For more information about TALX Corporation call 314-214-7000 or access the company's Web site at www.talx.com.


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